Exhibit 10.17

Confidential Treatment Requested.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

LICENSE AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE,
a California nonprofit
public benefit corporation

and

RECEPTOR PHARMACEUTICALS, INC.,
a Delaware corporation

EXECUTION COPY

*** Confidential material redacted and filed separately with the Commission.

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 21st day of April, 2009 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and RECEPTOR PHARMACEUTICALS, INC., a Delaware corporation (“Licensee”), each located at the respective address set forth in Section 14.17 below, with respect to the facts set forth below.

RECITALS

A.                               TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to novel modulators of Sphingosine Phosphate Receptors.

B.                               Licensee is engaged in the discovery and development of pharmaceutical products.

C.                               Pursuant to that certain letter agreement dated September 24, 2008 between TSRI and Licensee (the “Option Agreement”), TSRI granted to Licensee an exclusive option to acquire an exclusive license under certain TSRI patent rights directed to the invention referred to as *** (the “Invention”) as described in *** (the “Invention Disclosure”), subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government, and other reserved rights of TSRI, and Licensee now desires to acquire such license, all subject to the terms and conditions set forth herein.

D.                               TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, a non-exclusive, worldwide right and license to certain chemical and biological materials of TSRI for internal research purposes, all subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1.                                      Definitions. Capitalized terms shall have the meaning set forth herein.

1.1                               Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Licensee. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities.

1.2                               Challenge. Licensee or a Sublicensee (as applicable) will be deemed to have made a “Challenge” of the Licensed Patent Rights if Licensee or such Sublicensee: (a) institutes, or causes its counsel to institute on Licensee’s or such Sublicensee’s behalf, any interference, opposition, re-examination or similar proceeding with respect to any Licensed Patent Right with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes any legal proceeding, or causes its counsel to make any filing or institute any legal proceeding on Licensee’s or such Sublicensee’s behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent Right.

1.3                               Commercially Reasonable Efforts. The term “Commercially Reasonable Efforts” shall mean, with respect to Licensee’s efforts to accomplish a particular objective with respect to development and commercialization of a Licensed Product under this Agreement, such reasonable and good faith efforts to accomplish a particular objective hereunder as are consistent with the efforts biopharmaceutical companies (defined below) typically devote to compounds of similar market potential and at a similar stage of research or development as the Licensed Product, taking into account efficacy, safety, approved labeling, competitive products in the marketplace, the patent and other proprietary position of the Licensed Product, and other industry standard relevant factors. For purposes of this definition, “biopharmaceutical companies” means companies in the biopharmaceutical industry of a size and stage of development similar to that of Licensee. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a Licensed Product, and it is anticipated that the level of effort shall be different for different markets, and shall change over time, reflecting changes in the status of the Licensed Product and the market(s) involved. For purposes of clarity, Licensee’s obligations to use Commercially Reasonable Efforts with respect to a Licensed Product under this Agreement allow for the delay, suspension or termination of efforts to develop or market any the Licensed Product if, consistent with good medical or scientific judgment, Licensee determines that such delay, suspension or termination is warranted based on any adverse condition or event relating to the safety or efficacy of the Licensed Product.

1.4                               Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee that such party (the “disclosing party”) discloses to the other party (the “receiving party”) at any time and from time to time during the term of this Agreement. In addition, Confidential Information of a party shall include any and all proprietary or confidential information of such party that it disclosed to the other party prior to the Effective Date pursuant to the Option Agreement or the MTA. Without limiting the generality of the foregoing, the “Results” (as such term is defined in the MTA) shall be considered Confidential Information of Licensee (except as otherwise provided in the second sentence of Section 1 of that certain Agreement Regarding Assignment of Results and Termination of Materials Transfer Agreement between TSRI and Licensee dated as of the Effective Date (“Assignment Agreement”). This Agreement, including its terms and conditions, shall be considered Confidential Information of both parties. Information shall not be considered confidential to the extent that the receiving party can establish by competent proof that it:

(a)                                 Is publicly disclosed through no fault of the receiving party, either before or after it becomes known to the receiving party; or

(b)                                 Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from the disclosing party (or such party’s employees); or

(c)                                  Is subsequently disclosed to the receiving party in good faith by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by a receiving party; or

(d)                                 Has been published by a third party as a matter of right.

1.5                               Field. The term “Field” shall mean all uses.

1.6                               Identified Compound. The term “Identified Compound” shall mean any of the compounds specifically identified in Exhibit F hereto. TSRI represents and warrants that each Identified Compound was identified and synthesized by TSRI on or before the Effective Date in connection with the practice of the Invention, but TSRI disclaims any representation or warranty regarding the efficacy, reliability, merchantability, fitness for a particular purpose, reproducibility of data, non-infringement of third party rights or arising out of course of conduct or trade custom or usage with respect to any Identified Compound.

1.7                               Invention; Invention Disclosure. The terms “Invention” and “Invention Disclosure” have the respective meanings ascribed to them in the Recitals to this Agreement.

1.8                               Licensed Materials. The term “Licensed Materials” shall mean the chemical materials identified in Exhibit A.

1.9                               Licensed Patent Rights. The term “Licensed Patent Rights” shall mean rights arising out of or resulting from:

(a)                                 the U.S./PCT Patent Application(s) set forth on Exhibit B;

*** Confidential material redacted and filed separately with the Commission.

(b)                                 subject to clause (f) below, any other patent application filed, or that may be filed in the future, claiming the composition of matter of any compound that is within the scope of any of the genera described in the Invention Disclosure; but excluding, in any event, any and all claims of any such patent application that are directed to any composition of matter that is not within the scope of any of the genera described in the Invention Disclosure;

(c)                                  the foreign patent applications associated with (by priority claim or otherwise) the application(s) referenced in sub-clauses (a) and (b) above;

(d)                                 the patents issued from the application(s) referenced in sub-clauses (a)-(c) above;

(e)                                  divisionals, continuations, reissues, reexaminations, renewals, and extensions of any patent or application set forth in sub-clauses (a)-(d) above; and

(f)                                   all claims of continuations-in-part of any application set forth in sub-clauses (a)-(e) above that are (i) specifically directed to subject matter disclosed in the specification(s) of the application(s) referenced in sub-clauses (a) and (b) above, and (ii) entitled to the benefit of the priority date of the application(s) referenced in sub-clause (a) above.

1.10                        Licensed Product. The term “Licensed Product” shall mean any product, the composition of matter, manufacture, use, importation, sale or offer for sale of which is within the scope of the Licensed Patent Rights.

1.11                        Major Market. The term “Major Market” shall mean any one of the following: the United States of America, France, Italy, Spain, Germany, the United Kingdom, the European Union as a whole or Japan.

1.12                        MTA. The term “MTA” shall mean that certain Materials Transfer Agreement for Evaluation of Materials between TSRI and Licensee dated January 26, 2009.

1.13                        Net Sales. The term “Net Sales” shall mean the gross amounts invoiced by Licensee, its Affiliates, its Sublicensees, any of their respective affiliates, or any of them, on all sales of Licensed Products, less the following items, as applicable to such Licensed Products:

(a) discounts, rebates and retroactive price reductions actually allowed or granted;

(b) credits or allowances actually granted upon claims regarding non-conforming product, rejections or returns of such sales of Licensed Products, including recalls;

(c) transportation charges, including handling charges and insurance premium relating thereto;

(d) government-mandated and other rebates (such as those in respect of any state or federal Medicare, Medicaid or similar programs);

(e) charge backs, including those granted to managed care entities;

(f) sales, use, excise, value added or other direct taxes imposed on the sale of Licensed Products (but excluding what are commonly known as income or gross receipt taxes), and customs duties, tariffs and other similar governmental charges imposed on the import or export of Licensed Products for sale;

provided, however, in each of the cases identified in sub-clauses (a) — (f) above, that (1) such deducted amounts are either (i) included as line items in the invoice, or (ii) otherwise documented as being specifically attributable to actual sales of Licensed Products in accordance with U.S. Generally Accepted Accounting Standards (“GAAP”) or International Financing Reporting Standards (“IFRS”), as applicable, consistently applied throughout the organization of the selling party, and such amounts are included in the quarterly statements that Licensee sends to TSRI pursuant to Section 6.3; and (2) if Licensee or other selling party receives refunds or reimbursements of any amounts deducted as set forth herein, then such refunded or reimbursed amounts shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received; and

(g) a reasonable allowance for bad debts directly relating to sales of Licensed Products and which have been written off as bad debts by Licensee or other selling party, taken in accordance with GAAP or IFRS, as applicable, consistently applied throughout the organization of the selling party, provided that such allowance shall not exceed *** of gross invoiced amounts for the applicable reporting period. Licensee agrees to use Commercially Reasonable Efforts to collect and enforce such bad debts from the debtors, and all Sublicensees shall agree to do the same.

*** Confidential material redacted and filed separately with the Commission.

Net Sales shall include all consideration charged by Licensee or Sublicensees in exchange for any Licensed Products, including without limitation any monetary payments or, with regard to any other property paid in exchange for any Licensed Products an amount in cash equal to the fair market value of such property. Sales of Licensed Products by Licensee to any Sublicensee or Affiliate for resale, or by any Sublicensee to any Affiliate of Licensee or of Sublicensee for resale shall be excluded, and only the subsequent sale of such Licensed Products by such Sublicensees or Affiliates to unrelated parties shall be deemed Net Sales hereunder.

For purposes of clarity, neither the use of any Licensed Product in clinical trials, pre-clinical studies or other research or development activities by or on behalf of Licensee or any Sublicensee, nor disposal or transfer of License Products in a sampling program or compassionate use program in which, in each case, no monetary or other consideration is paid to or received by Licensee or any Sublicensee, shall give rise to any Net Sales.

1.14                        Sublicensee. The term “Sublicensee” shall mean any third party to whom Licensee grants a sublicense with respect to the rights conferred upon Licensee under this Agreement, as permitted by Section 2.4. In addition, “Sublicensee” shall include any and all permitted third party sublicensees under Section 2.4.

1.15                        Sublicense Revenues. The term “Sublicense Revenues” shall mean the consideration actually received by Licensee from a Sublicensee arising from the grant of a sublicense of the Licensed Patent Rights or the grant of distribution or marketing rights with respect to Licensed Products (but excluding warehousing arrangements). Sublicense Revenues shall include up-front or license fees, milestone payments, premiums above the fair market value on sales of debt or equity securities of Licensee, annual maintenance fees, and any other payments in respect of a sublicense of the Licensed Patent Rights; provided, however, that Sublicense Revenues shall exclude: (a) royalties on any Sublicensee’s sales of Licensed Products; (b) funding or reimbursement for specific research and development (including manufacturing development and pre-commercial manufacturing or production costs) activities itemized in such sublicense directly attributable to the Licensed Patent Rights; (c) payments for debt or equity securities of Licensee (other than premiums above the fair market value of such securities as of the date of such payments); and (d) payments and reimbursements by any Sublicensee of patent costs actually incurred by Licensee.

1.16                        Valid Claim. The term “Valid Claim” shall mean a claim of any issued and unexpired patent within the Licensed Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealed or unappealable. The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patent Rights which have not been pending for a period of more than *** from the earliest priority date of the patent application.

2.                                      Grant of License.

2.1                               Grant of Exclusive License Under Licensed Patent Rights. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive worldwide license under the Licensed Patent Rights to make and have made, to use and have used, to sell and have sold, to offer to sell and to import Licensed Products in the Field and otherwise to practice the inventions claimed in the Licensed Patent Rights in the Field.

2.2                               Grant of Non-Exclusive License for Licensed Materials. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a non exclusive worldwide license to the Licensed Materials to make and have made, to use and have used, and to import any Licensed Materials for Licensee’s and its Sublicensees’ research and development of Licensed Products in the Field.

2.3                               Covenants. As of the Effective Date and until this Agreement is terminated, (a) TSRI covenants not to grant to any third party any rights to Licensed Patent Rights, except as permitted under Sections 2.6 and 2.7 hereof, and (b) Licensee covenants not to practice or use the Licensed Patent Rights or Licensed Materials outside of the scope of the rights granted in Sections 2.1 and 2.2 above.

2.4                               Sublicensing. Prior to any sublicensing, Licensee shall provide TSRI with one or more written lists of potential sublicensees for TSRI’s pre-approval, which approval will not be unreasonably withheld or conditioned. TSRI shall indicate in writing to Licensee its approval or disapproval of the potential sublicensees on the list within 30 days of receiving Licensee’s list. If TSRI does not respond with its approval or disapproval to Licensee within such 30-day period, then TSRI shall be deemed to have approved all potential sublicensees on the list. TSRI’s approval or deemed approval of certain (or all) of the potential sublicensees on the list shall be effective only for 3 years. After such 3 year period, Licensee must resubmit written lists of potential sublicensees for TSRI’s pre-approval and the parties shall engage in the same process for securing such approval or deemed approval. Licensee shall have the right to grant and authorize sublicenses to any third party who has been approved by TSRI pursuant to the above procedure, and to any Affiliate, with respect to the rights conferred upon Licensee under this Agreement; provided, however, that any sublicense or further sublicense granted under this Section 2.4 shall be subject in all respects to the applicable provisions contained in this Agreement (including the provisions regarding governmental interest, reservation of rights, development efforts, reporting, audit rights, indemnity, limited warranty, disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination). In addition, without TSRI’s prior written consent:

(a)                                 a direct Sublicensee of Licensee who has been previously approved by TSRI shall have the right to grant further sublicenses of its right to make, have made, use, have used, and import Licensed Products for development and regulatory approval purposes, but none of such Sublicensee’s Sublicensees shall have the right to grant further sublicenses thereunder; and

(b)                                 a direct Sublicensee of Licensee who has been previously approved by TSRI shall have the right to grant further sublicenses of its right to make, have made, use, have used, sell, have sold, offer for sale and import Licensed Products for commercialization purposes, through up to two additional tiers of sublicense (i.e., Licensee’s direct Sublicensee may grant a sublicense to a third party Sublicensee, and such third party Sublicensee may grant one further sublicense to another third party Sublicensee, but such further Sublicensee shall not have the right to grant sublicenses).

For the avoidance of doubt:

(i)                                     Licensee shall at all times have the right to grant sublicenses to its Affiliates, without TSRI’s prior written consent, and no such sublicense grant to an Affiliate of Licensee shall be considered a tier of sublicense for purposes of the limitations set forth in the preceding clauses (a) and (b), provided that each such Affiliate shall be subject to the preceding clauses (a) and (b) to the same extent as Licensee;

(ii)                                  a Sublicensee shall at all times have the right to grant sublicenses to their respective affiliates, and no such sublicense grant to an affiliate shall be considered an additional tier of sublicense, provided, in each case, that each such affiliate shall be subject to the preceding clauses (a) and (b) to the same extent as such Sublicensee; and

(iii)                               except as expressly permitted by this Section 2.4, including, without limitation, the preceding clauses (a) and (b) neither Licensee nor any Sublicensee shall grant any sublicense of the rights granted to it hereunder without TSRI’s prior written consent, provided that TSRI will consider any reasonable request for such consent. Notwithstanding the foregoing, TSRI shall have the right to withhold consent in its discretion.

Licensee and its Sublicensees shall include in any such sublicense provisions regarding the Sublicensee’s institution or making of any Challenge (including the consequences thereof) that are at least as protective of, and favorable to, Licensee as the provisions of this Agreement are protective of, and favorable, to TSRI. In the event of a conflict between this Agreement and the terms of any sublicense, the terms of this Agreement shall control. Licensee shall forward to TSRI a copy of any and all fully executed sublicense agreements within thirty (30) days of execution, provided that Licensee may redact from such copies any proprietary scientific or business information that is not necessary for TSRI to ascertain Licensee’s or a Sublicensee’s compliance with any of its or their obligations under this Agreement.

2.5                               No Other License. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of TSRI other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

2.6                               Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that, to the extent the invention(s) claimed by the Licensed Patent Rights arise or result from TSRI’s receipt of research support from the United States Government, their respective rights and obligations pursuant to this Agreement shall be subject to all applicable rights of the United States Government, existing and as amended, including, but not limited to, 37 CFR 401.

*** Confidential material redacted and filed separately with the Commission.

2.7                               Reservation of Rights. TSRI reserves the right to use the invention(s) claimed by the Licensed Patent Rights solely for non commercial research and educational purposes, without TSRI being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way. In addition, TSRI reserves the right to grant non-exclusive licenses to other nonprofit or academic institutions under the Licensed Patent Rights solely for non commercial research and educational purposes, without the other nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way. TSRI shall have no obligation to notify or inform Licensee of such use or licenses.

3.                                      Royalties.

3.1                               Equity Issuance. Capitalized terms used in this Section 3.1 but not previously defined in this Agreement shall have the meanings set forth in Section 3.1.4 below.

3.1.1                     On the Initial Issuance Date, subject to TSRI’s execution of an Issuance Agreement, Licensee shall issue to TSRI either:

(a)                            if the Initial Issuance Date is the date of consummation of the Apoptos Transaction, that number of shares of Licensee’s common stock that equals *** of the Outstanding Licensee Stock as of the consummation of the Apoptos Transaction; or

(b)                            if the Initial Issuance Date is prior to the consummation of the Apoptos Transaction, such number of shares of Licensee’s common stock as is necessary for TSRI’s percentage ownership interest in Licensee (with respect to shares of Licensee common stock issued to TSRI pursuant to this Agreement) to equal *** of the Outstanding Licensee Stock as of the Initial Issuance Date; provided, however, that if Licensee has Raised in excess of $10 million on the Initial Issuance Date, then Licensee shall issue to TSRI that number of shares of Licensee’s common stock necessary for TSRI’s percentage ownership interest in Licensee (with respect to shares of Licensee common stock issued to TSRI pursuant to this Agreement) to equal *** of the Outstanding Licensee Stock assuming that only $10 million had been Raised (i.e., excluding from the calculation of the Outstanding Licensee Stock those securities purchased or issued in exchange for that portion of the cumulative amount Raised as of the Initial Issuance Date that is in excess of $10 million).

Subject to TSRI’s execution of such Issuance Agreement, Licensee shall deliver to TSRI stock certificate(s) (or copies at TSRI’s request) representing such shares within five (5) business days after the Initial Issuance Date. Licensee’s failure to issue and deliver such stock to TSRI shall render this Agreement null and void (ab initio).

3.1.2                     In addition, on the Additional Issuance Date, if any, subject to TSRI’s execution of an Issuance Agreement and subject to Section 3.1.3 below, Licensee shall issue to TSRI such additional number of shares of Licensee’s common stock as is necessary to maintain TSRI’s percentage ownership interest in Licensee (with respect to shares of Licensee common stock issued to TSRI pursuant to this Agreement) at *** of the Outstanding Licensee Stock as of the Additional Issuance Date; provided, however, that if Licensee has Raised in excess of $10 million on the Additional Issuance Date, then Licensee shall issue to TSRI that number of shares of Licensee’s common stock necessary to maintain TSRI’s percentage ownership interest in Licensee (with respect to shares of Licensee common stock issued to TSRI pursuant to this Agreement) at *** of the Outstanding Licensee Stock assuming that only $10 million had been Raised (i.e., excluding from the calculation of the Outstanding Licensee Stock those securities purchased or issued in exchange for that portion of the cumulative amount Raised as of the Additional Issuance Date that is in excess of $10 million). Subject to TSRI’s execution of such Issuance Agreement, Licensee shall deliver to TSRI stock certificate(s) (or copies at TSRI’s request) representing such shares within five (5) business days after the Additional Issuance Date.

3.1.3                     Licensee’s obligation to issue the stock required by Sections 3.1.1 and 3.1.2 is irrevocable and non-refundable. Section 3.1.2, along with any obligation of the Licensee to issue additional shares of Licensee’s common stock to TSRI thereunder, shall terminate and be of no further force or effect at such time as Licensee has cumulatively Raised $10 million through any and all Equity Financings and Corporate Transactions and issued and delivered to TSRI all shares required pursuant to Sections 3.1.1 and 3.1.2 in connection with such Equity Financings and Corporate Transactions (but in any event immediately before the consummation of a Liquidation Event).

3.1.4                     The following terms have the respective meanings provided below:

(a)                                 Additional Issuance Date. The term “Additional Issuance Date” shall mean the earlier of (i) the date upon which Licensee has Raised, on a cumulative basis, $10 million through one or more Equity Financings and/or Corporate Transactions, and (ii) the day immediately preceding the consummation of a Liquidation Event; provided, however that if Licensee has Raised an amount equal to or in excess of $10 million on the Initial Issuance Date, as contemplated by Section 3.1.1(b) above, then there shall be no Additional Issuance Date.

(b)                                 Apoptos Transaction. The term “Apoptos Transaction” shall mean the proposed merger of Licensee with Apoptos Inc., a Delaware corporation.

(c)                                  Corporate Transaction. The term “Corporate Transaction” shall mean: (i) any consolidation, merger or reorganization in which the stockholders of Licensee immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) as immediately after such consolidation, merger or reorganization; or (ii) any consolidation, merger or reorganization which, in the reasonable judgment of the Licensee’s Board of Directors, is being performed for capital raising purposes and does not constitute a liquidation event pursuant to the Licensee’s certificate of incorporation. For the avoidance of doubt, a Corporate Transaction shall be one in which the surviving company continues the business of Licensee. Without limiting the generality of the foregoing, the Apoptos Transaction shall constitute a “Corporate Transaction” for purposes of this Agreement.

(d)                                 Equity Financing. The term “Equity Financing” shall mean the sale of Licensee’s equity securities (e.g., preferred stock) to one or more third parties (excluding the issuance of stock options or sale of restricted common stock or other equity securities to Licensee’s employees and consultants) primarily for fund raising purposes.

(e)                                  Initial Issuance Date. The term “Initial Issuance Date” shall mean the first of the following to occur after the Effective Date: (i) consummation of an Equity Financing; (ii) consummation of a Corporate Transaction; and (iii) June 30, 2009.

(f)                                   Issuance Agreement. The term “Issuance Agreement” shall mean a stock issuance agreement in substantially the form attached hereto as Exhibit C.

(g)                                  Liquidation Event. The term “Liquidation Event” shall mean the first to occur of: (i) any consolidation or merger of Licensee with or into any other corporation or other entity, or any other corporate reorganization, but excluding any Corporate Transaction; (ii) any transaction or series of related transactions to which Licensee is a party in which in excess of 50% of Licensee’s voting power is transferred other than in any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Licensee or any successor or indebtedness of Licensee is cancelled or converted or a combination thereof; or (iii) a sale of all or substantially all of the assets of Licensee, provided that in any of the cases in sub-clauses (i) — (iii) above, the fair market valuation of the other merger party, successor or transferee of Licensee is greater than the difference between $10 million and the total amount Raised prior to the consummation of such Liquidation Event.

(h)                                 Outstanding Licensee Stock. The term “Outstanding Licensee Stock” shall mean the number of shares of Licensee’s common stock that is deemed to be outstanding as of the Initial Issuance Date or the Additional Issuance Date (as applicable), which shall equal the sum of: (i) the number of shares of Licensee’s common stock issued and outstanding as of such date; (ii) the number of shares of Licensee’s common stock into which all shares of Licensee’s preferred stock or other equity security issued and outstanding as of such date could be converted if fully converted on the day immediately preceding such date; and (iii) the number of shares of Licensee’s common stock that would be issuable upon the exercise and/or conversion of all options, warrants, convertible securities and other rights to subscribe to or purchase any common stock, preferred stock or other equity security of Licensee (including instruments which are themselves convertible or which contain convertible features into any common stock, preferred stock or other equity security of Licensee) issued and outstanding as of such date, if fully exercised and/or converted on the day immediately preceding such date.

(i)                                     Raised. Licensee shall be deemed to have “Raised” financing upon the occurrence of any of the following prior to a Liquidation Event:

(i)                                     consummation of an Equity Financing, in which event the amount deemed to have been “Raised” in such Equity Financing shall be the gross cash proceeds received by Licensee in consideration for the securities issued in such Equity Financing; and/or

*** Confidential material redacted and filed separately with the Commission.

(ii)                                  consummation of a Corporate Transaction, in which event the amount deemed to have been “Raised” in such Corporate Transaction shall be the total amount of cash and cash equivalents held by the other party to such Corporate Transaction immediately prior to the consummation of such Corporate Transaction and retained and able to be used by Licensee for its business operations after the consummation of such Corporate Transaction; provided, however, that the parties hereby acknowledge and agree that the amount that will be deemed to have been Raised in the Apoptos Transaction (if consummated) shall be ***, based on Licensee’s representation and warranty that Apoptos Inc. will have *** in cash and cash equivalents on hand upon the consummation of the Apoptos Transaction (if consummated) that will be retained and able to be used by Licensee for its business operations after the consummation of the Apoptos Transaction (if consummated).

3.2                               Annual Maintenance Fee. Licensee agrees to pay and shall pay to TSRI a nonrefundable annual maintenance fee in the amount of Ten Thousand U.S. Dollars *** within thirty (30) days after each anniversary of the Effective Date, beginning with the second (2nd) anniversary of the Effective Date, during the term of this Agreement. Such payments shall be credited against running royalties, milestone payments and Sublicense Payments due for that calendar year and not for any preceding or subsequent calendar year, and Licensee’s royalty or other reports shall reflect such a credit.

3.3                               Running Royalties for Licensed Products. Licensee agrees to pay and shall pay to TSRI a running royalty on annual Net Sales of Licensed Products, on a Licensed Product-by-Licensed Product and country-by-country basis, in each country in which: (A) the manufacture, use, importation, sale or offer for sale of such Licensed Product would, in the absence of the license granted pursuant to Section 2.1, infringe at least one Valid Claim of the Licensed Patent Rights in such country, at the following applicable rates: (i) 2.0% of Net Sales of any Licensed Product that contains an Identified Compound; and (ii) 1.5% of Net Sales of any Licensed Product that does not contain an Identified Compound; and (B) the manufacture, use, importation, sale or offer for sale of such Licensed Product is not covered by a Valid Claim in the country of sale, but is covered by at least one Valid Claim in a Major Market (a “Non-Patent Product”), at the following applicable rates: (i) 1% of Net Sales of any Non-Patent Product that contains an Identified Compound; and (ii) 0.75% of Net Sales of any Non-Patent Product that does not contain an Identified Compound.

3.4                               Royalty Credit. If Licensee, its Affiliate or its Sublicensee determines, upon the advice of patent counsel, that it is required to obtain a license under patent rights of one or more third parties that would, in the absence of such license, be infringed by Licensee’s (or its Affiliate’s or Sublicensee’s) practice of the inventions claimed by the Licensed Patent Rights in the manufacture, use, sale, offer for sale or import of a Licensed Product in a particular country, such that the total royalty burden (including royalties payable to TSRI) for such Licensed Product exceeds *** of Net Sales of such Licensed Product in that particular country, then Licensee shall be entitled to deduct from the royalties due under Section 3.3 with respect to sales of such Licensed Product in that particular country *** of the royalties actually paid to any and all such third parties in excess of *** of Net Sales of such Licensed Product in such country (including royalties payable to TSRI). The above offset right is subject to the requirement that the royalties payable to TSRI hereunder with respect to such Licensed Product shall not be reduced below *** of Net Sales in the case of a Licensed Product other than a Non-Patent Product, or *** of Net Sales in the case of a Non-Patent Product (the “Royalty Floor”) in any calendar quarter as a result of any and all such offsets in the aggregate. Notwithstanding the above, Licensee, its Affiliate or its Sublicensee shall have no right to deduct or offset any royalties or other amounts with respect to any third party technology that is the subject of any cross license or similar arrangements (whether in the same or related transactions) where Licensee, its Affiliate or its Sublicensee grants or provides to such third party or its affiliates licenses, options or other rights to existing or future technology, intellectual property, or products.

3.5                               Combination Products. If a Licensed Product is sold in any country in combination with one or more other active ingredients, which other active ingredient(s) if sold alone would not be subject to a royalty payment hereunder (such combination, a “Combination Product”), then Net Sales of the Licensed Product portion of such Combination Product, for purposes of calculating the amounts due under Section 3.3, shall be calculated by multiplying the Net Sales of the Combination Product (as determined in accordance with Section 1.14) in such country by the fraction A/(A+B), where A is the weighted (by sales volume) average gross sale price of the Licensed Product in such country during the royalty period in question, when sold separately from such other active ingredient(s), and B is the weighted average gross sale price of the other active ingredient(s) in that country during the royalty period in question, when sold separately from the Licensed Product. If such average sale price cannot be determined for both the Licensed Product, when sold separately from the other active ingredient(s), and the other active ingredient(s), then the Net Sales of such Licensed Product for purposes of determining royalty payments shall be negotiated in good faith by the parties based on the relative value contributed by each component and mutually agreed in writing, which agreement shall not be unreasonably withheld or delayed.

3.6                               No Multiple Royalties. No multiple royalties shall be due because any Licensed Product is covered by more than one Valid Claim of the Licensed Patent Rights. In such case, Licensee shall pay only one royalty at the applicable rate(s) pursuant to clause (A) or clause (B) of Section 3.3 above, as applicable.

*** Confidential material redacted and filed separately with the Commission.

3.7                               Arms-Length Transactions. On sales of Licensed Products which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products, services or processes on or about the time of such transaction.

3.8                               Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product other than a Non-Patent Product shall continue on a country by country basis until the expiration of the last to expire of a Valid Claim that covers the manufacture, use or sale of such Licensed Product in that country. The royalty obligations of Licensee as to each Non-Patent Product sold in each non-Major Market country shall continue on a country by country basis until the expiration of the last to expire of a Valid Claim that covers the manufacture, use, importation, sale or offer for sale of such Non-Patent Product in a Major Market; provided, however, that if (a) one or more generic versions of such Non-Patent Product (“Generic Products”) are commercially sold in such non-Major Market country, and (b) Licensee can demonstrate to TSRI that sales of such Generic Products account for *** or more of aggregate unit sales of such Generic Products and such Non-Patent Products in such non-Major Market country in a calendar quarter (as determined by reference to applicable sales data published by IMS Health or another third party source that is generally recognized in the pharmaceutical industry as a reliable source for pharmaceutical sales data), then Licensee shall have no obligation to make royalty payments to TSRI with respect to any sales of such Non-Patent Product in such non-Major Market country that occur after the end of such calendar quarter for so long as sales of Generic Products continue to account for *** or more of aggregate unit sales of such Generic Products and such Non-Patent Products in such non-Major Market country on a calendar quarter-by-calendar quarter basis, and Licensee’s obligation to make royalty payments to TSRI with respect to such Non-Patent Product shall resume if sales of Generic Products account for less than *** of aggregate unit sales of such Generic Products and such Non-Patent Products in such non-Major Market country on a calendar quarter-by-calendar quarter basis.

3.9                               Royalty Adjustment. In the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges, the payment obligations specified in Sections 3 and 4 of this Agreement shall be *** during the pendency of such Challenges from the date the challenging party first institutes or makes such Challenges and during the pendency of such Challenges, and shall continue to apply after the conclusion of such Challenges in the event that at least one (1) claim of the Licensed Patent Rights being challenged that covers such Licensed Products is held to be valid and enforceable.

3.10                        No Right to Recoup Royalties. In the event Licensee or a Sublicensee institutes or makes any Challenge, Licensee shall have no right to recoup, recover, set off or otherwise get reimbursement of any royalties, equity, Sublicense Payments, milestone payments, patent costs or other monies paid hereunder to TSRI prior to or during the period of such Challenge. Licensee hereby voluntarily and irrevocably waives any right to seek return of such royalties, equity, Sublicense Payments, milestone payments, patent costs or other monies in the event Licensee or a Sublicensee institutes or makes any Challenge.

4.                                      Non-Royalty Revenues.

4.1                               Sublicense Payments. All Sublicense Revenues shall be reported to TSRI by Licensee in accordance with Section 6.3. Any non-cash item of Sublicense Revenues received by Licensee from a Sublicensee or other third party shall be valued at its fair market value as of the date of receipt, as determined in good faith by Licensee. Licensee shall pay to TSRI a non-creditable, non-refundable percentage of these Sublicense Revenues according to the following schedule (“Sublicense Payments”):

Date of Sublicense Execution	Percent of Sublicense Revenues Payable to TSRI

Before the first achievement of Proof of Concept (defined below) with respect to any Licensed Product	***

From and after the first achievement of Proof of Concept (defined below) with respect to any Licensed Product	***

For the purposes of this Section 4.1, “Proof of Concept” shall mean the first to occur of: (a) the generation of data from a controlled human clinical trial of a Licensed Product ***; and (b) completion of the first Phase 2a Trial.

Any milestone payment that Licensee makes to TSRI under Section 4.3 below upon achievement of a given milestone event by a Sublicensee would be credited against any payment due under this Section 4.1 only with respect to Sublicense Revenues received in connection with achievement of the same milestone event.

4.2                               Patent Issue Milestone. Licensee agrees to pay and shall pay to TSRI a one time, non creditable, non refundable milestone in the amount of *** within thirty (30) days of ***.

*** Confidential material redacted and filed separately with the Commission.

4.3                               Product Development Milestones. Licensee agrees to pay and shall pay to TSRI the following one time, non-creditable, non-refundable product development milestones within sixty (60) days of the first occurrence of each milestone for the first Licensed Product to meet such milestone as follows:

Milestone	Payment

Initiation of first Phase 2a Trial (dosing of first patient) in the first Major Market*	$25,000

Initiation of first Phase 2b Trial (dosing of first patient) in the first Major Market*	***

Initiation of first Phase 3 Trial (dosing of first patient) in the first Major Market*	***

NDA approval in the first Major Market†	***

$100 million in cumulative Net Sales of a Licensed Product in those countries in which the manufacture, use, importation, sale or offer for sale of such Licensed Product would, in the absence of the license granted pursuant to Section 2.1, infringe at least one Valid Claim of the Licensed Patent Rights

***

$1 billion in cumulative Net Sales of a Licensed Product in those countries in which the manufacture, use, importation, sale or offer for sale of such Licensed Product would, in the absence of the license granted pursuant to Section 2.1, infringe at least one Valid Claim of the Licensed Patent Rights

***

Maximum aggregate milestone payments	$4,350,000

*            The milestone payment for achievement of this milestone event by a particular Licensed Product shall be payable only if such milestone event is supporting a regulatory filing in a Major Market in which the manufacture, use, importation, sale or offer for sale of such Licensed Product in such country would, in the absence of the license granted pursuant to Section 2.1, infringe at least one Valid Claim of the Licensed Patent Rights in that country at the time of achievement of such milestone event.

†            The milestone payment for achievement of this milestone event shall be payable only if such milestone event is achieved in a Major Market in which the manufacture, use, importation, sale or offer for sale of such Licensed Product would, in the absence of the license granted pursuant to Section 2.1, infringe at least one Valid Claim of the Licensed Patent Rights at the time of achievement of such milestone event.

For purposes of this Section 4.3:

(a)                                 the term “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the U.S. Food and Drug Administration, or the equivalent application filed with any equivalent agency or governmental authority in another Major Market;

(b)                                 the term “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or its successor regulation);

(c)                                  the term “Phase 2a Trial” shall mean a Phase 2 Trial constituting a preliminary efficacy study of a candidate drug in the target patient population;

(d)                                 the term “Phase 2b Trial” shall mean a Phase 2 Trial constituting a dose exploration, dose response, duration of effect and kinetic/dynamic relationship study of a candidate drug in the target patient population; and

(e)                                  the term “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or its successor regulation).

5.                                      Royalty Payments. Royalties on Net Sales of Licensed Products by Licensee and its Sublicensees pursuant to Section 3.3 and Sublicense Payments pursuant to Section 4.1 shall be payable by Licensee quarterly, within sixty (60) days after the end of each calendar quarter, based upon Net Sales of Licensed Products by Licensee and its Sublicensees and Sublicense Revenues received during such calendar quarter.

*** Confidential material redacted and filed separately with the Commission.

6.                                      Development and Commercialization Activities.

6.1                               Commercial Development Plan. Licensee has provided to TSRI its development plan attached hereto as Exhibit D, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of commercial use (“Commercial Development Plan”). Pursuant to the Commercial Development Plan, Licensee shall achieve the Benchmarks specified in Exhibit E (“Benchmarks”) within the time periods set forth in Exhibit E, subject, in any event, to Section 6.2 below.

6.2                               Licensee’s Commercialization Activities. Licensee shall use Commercially Reasonable Efforts to conduct research and achieve development of at least one Licensed Product, as promptly as is reasonably and commercially feasible. Following Licensee’s receipt of necessary regulatory approvals for a Licensed Product, Licensee shall use Commercially Reasonable Efforts to produce and sell reasonable quantities of such Licensed Product sufficient to meet market demands. Licensee shall keep TSRI generally informed as to Licensee’s progress in such research, development, regulatory approval, marketing, production and sale, including its efforts, if any, to sublicense Licensed Patent Rights, and Licensee shall deliver to TSRI an annual written report of such efforts by June 30th of each calendar year and such other reports of such efforts as TSRI may reasonably request. In these annual reports, Licensee shall describe its progress in performing the Commercial Development Plan and in achieving any applicable Benchmark(s). If reported progress differs materially from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. Licensee shall also report in writing to TSRI the dates when it has achieved the Benchmarks and the date of first commercial sale of a Licensed Product in the first Major Market within thirty (30) days of such occurrences. The contents of Licensee’s progress reports to TSRI shall be deemed to be Licensee’s Confidential Information. Any time after three (3) years from the Effective Date (or such later time as agreed in writing by TSRI and Licensee), in the event (a) TSRI has a reasonable basis to believe, based on Licensee’s reports to TSRI and other available information, that Licensee is not using Commercially Reasonable Efforts as required hereunder, or (b) Licensee has not achieved the Benchmarks within the time provided in Exhibit E (as may be amended or extended as provided below in this Section 6.2), TSRI has the right to terminate this Agreement upon sixty (60) days’ written notice to Licensee. Failure to meet any of the Benchmarks within the time provided in Exhibit E (as may be amended or extended as provided below in this Section 6.2) shall not constitute a breach by Licensee of this Agreement, but shall entitle TSRI to terminate this Agreement as provided above. Any good faith dispute between the parties as to whether Licensee is meeting its obligations under Section 6.1 or this Section 6.2, and/or whether TSRI is justified in exercising its right to terminate this Agreement pursuant to this Section 6.2, shall be subject to resolution in accordance with Section 14.9, and TSRI’s right to terminate this Agreement shall be stayed in the event that, during such 60 day notice period, Licensee shall have initiated dispute resolution proceedings in accordance with Section 14.9 with respect to such dispute, which stay shall last so long as Licensee reasonably and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

TSRI acknowledges that pharmaceutical development and regulatory approval process is inherently uncertain and involves high risks of failure, and that many factors beyond the reasonable control of Licensee may delay or prevent Licensee and its Sublicensees from achieving the Benchmarks or from obtaining regulatory approval for any Licensed Product. Accordingly, Licensee may:

6.2.1                     amend the Commercial Development Plan and/or the Benchmarks from time to time in light of any change of circumstance beyond Licensee’s reasonable control or any new information that Licensee in good faith believes makes such amendment scientifically, medically or commercially necessary or advisable. Any such amendment will be subject to TSRI’s approval, which shall not be unreasonably withheld or delayed if such proposed amendment is supported by a reasonable showing by Licensee of its Commercially Reasonable Efforts in its performance of research and development of Licensed Products; and/or

6.2.2                     extend the deadline for any Benchmark (and thereby all subsequent Benchmarks the achievement of which is dependent on achievement of such Benchmark) by one (1) additional year by paying to TSRI the greater of, as applicable: (a) if there is a milestone payment associated with such Benchmark under Section 4.3, *** of the milestone payment associated with such Benchmark, or (b) if no milestone payment is associated with such Benchmark, a fixed fee of ***, provided, however, that in either case Licensee can demonstrate to TSRI the continuing use of Commercially Reasonable Efforts to achieve such Benchmark and provided further that Licensee shall only be entitled to a single extension of the Benchmarks under this Section 6.2.2. If Licensee fails to use Commercially Reasonable Efforts during any such extension or does not achieve the Benchmarks by the extended date, TSRI shall have the right to terminate this Agreement in accordance with the first paragraph of this Section 6.2.

6.3                               Reports on Revenues and Payments. Licensee shall submit to TSRI at the time payment is due after the end of each calendar quarter, on a country-by-country and per Licensed Product basis, a royalty report (the “Royalty Report”) setting forth for such quarter:

(a)                                 the number of units of Licensed Products sold by Licensee and each of its Sublicensees;

(b)                                 the gross amount due or invoiced for such Licensed Products by Licensee and each of its Sublicensees;

(c)                                  a reasonably detailed listing of any offsets under Section 3.4, and calculations on Combination Products under Section 3.5, and a summary of deductions, itemized by general category, used to determine Net Sales of Licensed Products pursuant to Section 1.14, and any refunds or reimbursed amounts previously deducted which are deemed Net Sales pursuant to Section 1.14;

(d)                                 the amount of royalty due under Section 3, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and an explanation why they are not due for that quarterly period;

(e)                                  the amount of Sublicense Revenues received by Licensee; and

(f)                                   the amount of Sublicense Payments due under Section 4.1, or if no Sublicense Payments are due to TSRI for any reporting period, the statement that no Sublicense Payments are due.

Such Royalty Report shall be certified as correct by an officer of Licensee. The contents of such Royalty Reports shall be deemed to be Licensee’s Confidential Information.

6.4                               Royalty Payments. Licensee agrees to pay and shall pay to TSRI with each Royalty Report the amount of royalty and/or Sublicense Payments due with respect to such quarter. If multiple technologies are covered by the licenses granted hereunder, Licensee shall specify which Licensed Patent Rights are utilized for each Licensed Product included in the Royalty Report. All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars.

6.5                               Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6.6                               Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of TSRI shall be promptly paid by Licensee for and on behalf of TSRI to the appropriate governmental authority, and Licensee shall furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on TSRI’s behalf shall be deducted from payments due TSRI.

*** Confidential material redacted and filed separately with the Commission.

7.                                      Record Keeping. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with reasonable supporting documentation) of sales of Licensed Products as appropriate to determine the amount of royalties, Sublicense Payments, Product Development Milestone Payments and other monies due to TSRI hereunder, as well as records regarding the calculations of royalty offsets and Combination Products. Such records shall be retained for at least four (4) years following the end of the reporting period to which such records relate. Such records shall be available during normal business hours, upon reasonable prior written notice to Licensee, for examination and copying by an independent certified public accounting firm selected by TSRI and reasonably acceptable to Licensee for the purpose of verifying that Licensee’s reports and payments are accurate and that it is in compliance with this Agreement. In conducting such examinations pursuant to this Section 7, TSRI’s accountant shall have access to all records which such accountant reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty payments under Section 4, and other financial obligations under this Agreement. Such accountant will execute a reasonable written confidentiality agreement with Licensee or the applicable Sublicensee. Such accountant may disclose to TSRI its audit report and any information, including, without limitation, work papers, notes, interim reports and other work product of the accountant (but excluding any direct source documents of Licensee or any Sublicensee), that the accountant reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty payments under Section 4, and other financial obligations under this Agreement, provided that all of such information that such accountant discloses to TSRI shall be concurrently disclosed to Licensee. The contents of the accountant’s audit report (and any accompanying information permitted hereunder to be provided therewith) shall be deemed to be Licensee’s Confidential Information. Such accountant will send a copy of the report to Licensee at the same time it is sent to TSRI. The report sent to both parties will include the methodology and calculations used to determine the results. Such examination shall be at TSRI’s expense, except that if such examination shows an underreporting or underpayment for any calendar year of the greater of *** (or more), then Licensee shall pay the cost of such examination (including without limitation TSRI’s attorney’s fees, accountants fees and other costs), as well as any additional payments that would have been payable to TSRI under this Agreement had Licensee reported correctly, plus interest on such sum calculated in accordance with Section 14.2. All payments due hereunder shall be made within thirty (30) days of Licensee’s receipt of a copy of the audit report. TSRI may exercise its audit rights under this Section 7 no more frequently than once in any calendar year, and no calendar year shall be subject to audit under this Section 7 more than one time.

8.                                      Patent Matters.

8.1                               Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 8 shall control the prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom; in each case, using TSRI’s Office of Patent Counsel (“OPC”) or outside patent counsel selected by TSRI and approved by Licensee in writing, which approval shall not be unreasonably withheld, and consistent with the requirements of this Section 8.1. The parties shall mutually agree in advance, on a Licensed Patent Right-by-Licensed Patent Right basis, whether TSRI’s OPC or independent counsel will be principally responsible for filing, prosecution and maintenance of a Licensed Patent Right, it being understood that if the parties agree that external patent counsel will be principally responsible, TSRI shall have the right, at its sole discretion, to utilize TSRI’s OPC in addition to (i.e., in support of and to direct) such independent counsel’s patent filing, prosecution and maintenance activities. The reasonable and documented fees and expenses with regard to the preparation, filing and prosecution of patent applications and maintenance of patents (including without limitation inter partes proceedings) included within Licensed Patent Rights (“Patent Costs”) shall be paid as set forth below. Licensee shall have full rights of consultation with TSRI and such outside patent counsel on all matters relating to Licensed Patent Rights. TSRI shall consult, and shall instruct its counsel to consult, with Licensee as to the preparation, filing, prosecution and maintenance of the Licensed Patent Rights (including, without limitation, any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions) reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to Licensee copies of all relevant documents reasonably in advance of such consultation, consider in good faith Licensee’s comments and suggestions with regard to such preparation, filing, prosecution and/or maintenance (including without limitation any inter partes proceedings) of the patent applications and/or patents within Licensed Patent Rights, and use its reasonable efforts to implement all reasonable and timely requests made by Licensee; provided, however, that in the event of a disagreement between TSRI and Licensee on any such patent prosecution or maintenance matters, TSRI shall have final decision-making authority over all such patent matters. Licensee shall have the right, but not the obligation, to be present at any court or patent office proceedings relating to Licensed Patent Rights. Provided that Licensee is not in material breach of its obligations under this Agreement, TSRI shall not abandon any patent or patent application within the Licensed Patent Rights without Licensee’s prior written consent.

*** Confidential material redacted and filed separately with the Commission.

8.2                               Information to Licensee. TSRI shall keep, and shall instruct outside patent counsel to keep, Licensee regularly informed with regard to the patent preparation, filing, prosecution and maintenance processes. TSRI shall promptly deliver, and shall instruct outside patent counsel promptly to deliver, to Licensee copies of all patent applications, amendments, issued patents, related correspondence, and other related documents. In addition, TSRI shall provide, or cause outside patent counsel to provide, to Licensee on a regular basis (but no less frequently than once per quarter) reasonable advance notice of patent office actions and estimates of anticipated Patent Costs (both of OPC and independent patent counsel) associated with such patent office actions and associated with other substantive phases of the patent prosecution or maintenance processes. TSRI also agrees to notify Licensee in writing promptly: (a) upon becoming aware of any previously-unanticipated prosecution or maintenance activity TSRI believes is necessary or appropriate and could reasonably be expected to materially increase Patent Costs or (b) if TSRI believes that actual Patent Costs of a particular activity is likely to materially exceed the estimate provided to Licensee therefor.

8.3                               Patent Costs. Licensee acknowledges and agrees that the licenses granted hereunder are in partial consideration for Licensee’s assumption of Patent Costs as described herein. Licensee shall pay to TSRI all Patent Costs associated with the work performed by OPC with respect to the Licensed Patent Rights under Sections 8.1 and 8.2, and shall either pay to TSRI or pay directly to outside patent counsel all Patent Costs associated with the work performed by such outside patent counsel with respect to the Licensed Patent Rights under Sections 8.1 and 8.2. In addition, Licensee agrees to reimburse and shall reimburse TSRI *** for Patent Costs incurred by TSRI prior to the Effective Date. Licensee agrees to pay and shall pay such Patent Costs associated with such work performed by OPC and/or outside patent counsel within thirty (30) days after Licensee receives an itemized invoice therefor. If Licensee fails to pay or reimburse Patent Costs with respect to any patent application or patent within Licensed Patent Rights in any country as set forth in this Section 8.3 and does not cure such failure within thirty (30) days after TSRI’s written demand for such payment or reimbursement, then TSRI shall be relieved of its obligation to incur any further Patent Costs with respect to such patent application or patent in the applicable country, and shall have the right, at its sole discretion, to cease prosecution and maintenance of such patent application or patent in the applicable country. Such action by TSRI shall not constitute a breach of this Agreement. Licensee may elect with a minimum of sixty (60) days’ prior written notice to TSRI, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Licensed Patent Rights on a country-by-country basis. Licensee shall remain liable for all patent prosecution and maintenance costs incurred prior to the date of notice of election. Any such patent application or patent in such country(ies) so elected shall immediately be excluded from the definition of Licensed Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert to TSRI and may be freely licensed by TSRI.

8.4                               Ownership. The patent applications filed and the patents obtained pursuant to Section 8.1 hereof claiming inventions made solely by TSRI personnel shall be owned solely by TSRI and deemed a part of Licensed Patent Rights.

8.5                               TSRI Right to Pursue Patent. If at any time during the term of this Agreement, Licensee’s rights with respect to Licensed Patent Rights are terminated in accordance with the terms of this Agreement, TSRI shall have the right to take whatever action TSRI deems appropriate to obtain or maintain the corresponding patent protection.

8.6                               Infringement Actions.

8.6.1                        Prosecution of Infringements.

(a)                                         TSRI and Licensee shall promptly notify the other in writing of any alleged or threatened infringement of, or any challenge to the validity or unenforceability of, Licensed Patent Rights of which it becomes aware. After receiving notice from the other party of a possible infringement of the Licensed Patent Rights by a third party, the parties will consult with each other ***.

(b)                                         If (i) Licensee believes in good faith that such third party’s products or activities are literally infringing upon the Licensed Patent Rights in a Major Market country, and (ii) lost sales of Licensed Products as a result of such infringing activity exceed ***, then, except as otherwise mutually agreed by the parties pursuant to Section 8.6.1(a), License shall have the obligation to prosecute such infringement (including defense of actions for declaratory relief of non-infringement) by that third party. If the parties cannot agree on a course of action to be taken against such third party infringer, and such third party’s products or activities are occurring in a non-Major Market country, then Licensee shall have the first right, but not the obligation, to prosecute such infringement. In addition, if the parties cannot agree on a course of action to be taken with respect to a challenge by a third party to the validity or enforceability of the Licensed Patent Rights, where such challenge is the only claim by the third party with respect to the Licensed Patent Rights and which occurs outside of the context of any infringement action or non-infringement declaratory relief action, then Licensee shall have the first right, but not the obligation, to defend against such challenge. Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement or challenge, at its own expense, but only with TSRI’s prior written consent, which will not be unreasonably withheld or delayed. TSRI shall permit any action to be brought in its name and/or join in such action if required by law, and Licensee shall hold TSRI harmless from any costs, expenses or liability respecting such action. TSRI agrees to provide reasonable assistance of a technical nature which Licensee may require in any litigation arising in accordance with the provisions of this Section 8.6.1, for which Licensee shall pay to TSRI a reasonable hourly rate of compensation.

*** Confidential material redacted and filed separately with the Commission.

(c)                                          In the event Licensee fails to bring an infringement action or proceeding against the third party within ninety (90) days after the later of (i) mutual agreement by the parties to bring such action or proceeding, and (ii) initiation of consultation between the parties pursuant to Section 8.6.1(a), then TSRI shall have the right, but not the obligation, to prosecute such infringement on its own behalf. ***

8.6.2                     Allocation of Recovery. Except as otherwise agreed by the parties in writing as part of a cost-sharing arrangement, any damages, settlements or other recovery obtained as a result of any infringement action pursuant to Section 8.6.1, shall first be used to reimburse the party that brought such action for the costs and expenses incurred by it in such action, and then to reimburse the costs and expenses incurred by the other party in such action. If, after such reimbursement of litigation expenses, any funds remain from such recovery, such funds (the “Remainder”) shall belong to the party that brought such action pursuant to Section 8.6.1; provided, however, that if Licensee was the party that brought such action:

(a)                                 out of the portion of the Remainder that constitutes compensatory damages attributable to lost sales, lost profits or a reasonable royalty with respect to Licensed Products, Licensee shall pay to TSRI an amount equivalent to the royalty payments that would have been due to TSRI under this Agreement had the infringing sales that Licensee lost to the infringer been made by Licensee;

(b)                                 any portion of the Remainder that constitutes punitive, special, exemplary or other non compensatory damages, shall be treated as Sublicense Revenues, and such deemed Sublicense Revenues shall be subject to Licensee’s payment obligations specified in Section 4.1, with the applicable percentage to be determined as though Licensee had granted a sublicense on the date of receipt of such recovery;

and provided, further, that in no event shall the portion of the Remainder to which TSRI is entitled pursuant to the preceding subparagraphs (a) and (b) exceed *** of the Remainder.

8.6.3                     Defense of Infringements. Each party shall promptly notify the other in writing of any allegation by a third party that the practice of any invention claimed by the Licensed Patent Rights infringes or may infringe the intellectual property rights of such third party, and TSRI and Licensee shall confer with each other and cooperate during the defense of any such action. Licensee shall have the first right, but not the obligation, to defend any action or suit against Licensee or Sublicensees alleging infringement of third party intellectual property rights due to Licensee’s or any Sublicensee’s practice of any invention claimed by the Licensed Patent Rights. If Licensee finds it necessary or desirable for TSRI to become a party to such action, TSRI shall execute all papers as may be reasonably necessary to add TSRI as a party to such action. Licensee shall bear all costs and expenses associated with any such suit or action. TSRI shall be entitled to, at its expense, participate and have counsel selected by it participate in any such suit or action. In no event shall TSRI have any out-of-pocket liability for costs of litigation or royalties, damages and/or settlement amounts resulting from any action or suit defended by Licensee (except for fees and expenses of TSRI’s counsel as provided above). If the applicable third party intellectual property right is held not to be infringed, or is held to be unenforceable or invalid, and Licensee receives any recovery of damages from such third party, such recovery shall be applied first to reimburse all fees and expenses of Licensee, next to reimburse any fees and expenses of TSRI hereunder, and thereafter Licensee shall be entitled to keep the balance remaining from any such recovery. For the purpose of clarity, it is acknowledged that this Section 8.6.3 shall in no way limit Licensee’s indemnification obligations under Section 9.1.

9.                                      Indemnity and Insurance.

9.1                               Indemnity. Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all claims, suits, actions, damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by the Indemnitees (collectively, “Losses”), with respect to any third party claim, whether or not a lawsuit or other proceeding is filed (collectively “Claim”), that arise out of or relate to: (a) Licensee’s or any of its Sublicensees’ practice of any invention claimed by the Licensed Patent Rights or use of the Licensed Materials; (b) alleged defects or other problems with any of the Licensed Products manufactured, sold or distributed by Licensee or any Sublicensee, including without limitation any personal injuries, death or property damages related thereto; (c) the research, development, manufacture, use, marketing, advertising, distribution, sale or importation of any Licensed Product by or on behalf of Licensee or any of its Sublicensees; (d) the negligent or willful misconduct of Licensee or any of its Sublicensees; (e) any allegations that the Licensed Products developed, manufactured, sold or distributed by Licensee or any Sublicensee and/or any trademarks, service marks, logos, symbols, slogans, or other materials used in connection with or to market Licensed Products violate or infringe upon the trademarks, service marks, trade secrets, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property right of any third party; and/or (f) Licensee’s or any Sublicensee’s failure to comply with any applicable laws, rules or regulations in connection with the exercise of its rights or the performance of its obligations under this Agreement. Licensee’s liability for Losses under this indemnity shall be reduced or apportioned to the extent the applicable third party’s Claims arising out of or relating to the actions referenced above in sub-clauses (a) — (f) are proximately caused by the breach by TSRI of any warranty, representation, covenant or agreement made by TSRI in this Agreement. Licensee’s obligation to defend such Claims shall apply to any third party allegations or suits against any Indemnitee that arise out of or relate to any of the items described in subparagraphs (a) through (f) above. Licensee shall not enter into any settlement of such Claims that (i) imposes any obligation on TSRI, (ii) does not unconditionally release TSRI from all liability, or (iii) acknowledges fault by an Indemnitee, without TSRI’s prior written consent. In the event an Indemnitee seeks indemnification with respect to a Claim under this Section 9.1, it shall inform Licensee of such Claim as soon as reasonably practicable after it receives notice of such Claim, shall permit Licensee to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration, subject to the limitations of the preceding sentence) using counsel selected by Licensee and reasonably acceptable to TSRI, and shall cooperate as reasonably requested (at the expense of Licensee) in the defense of the Claim. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. If Licensee assumes direction and control of defense of the Claim, no Indemnitee shall agree to any settlement of such Claim without the prior written consent of Licensee. In the event Licensee fails to assume control of such defense within fifteen (15) days after receiving written notice of the Claim from an Indemnitee, such Indemnitee shall have the right, but not the obligation, to defend itself, and in that case, Licensee shall reimburse Indemnitees for all of their reasonable and documented attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days after receipt of any invoice therefor from such Indemnitee. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Licensee to Indemnitees.

9.2                               Insurance. Licensee shall name TSRI and Indemnitees as additional insured parties on any commercial general liability and product liability insurance policies maintained by Licensee applicable to the Licensed Products, and such policies shall cover claims resulting from not only Licensee’s actions or omissions but also from all Sublicensees’ actions or omissions.

9.2.1                     Beginning at the time any such Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts and on terms consistent with industry standards for similarly situated pharmaceutical companies commercializing products, but in no case will such insurance be less than $5,000,000 per occurrence and $10,000,000 annual aggregate. During clinical trials involving any Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain clinical trial liability insurance with coverage of no less than $2,000,000 per occurrence and $4,000,000 annual aggregate. Licensee’s commercial general liability insurance shall provide coverage for product liability, personal injury, broad form property damage, advertising injury, premises-operations, products and completed operations, and contractual liability, including Licensee’s indemnity and other obligations under this Agreement. Licensee may elect to self insure all or part of the foregoing on commercially reasonable terms, which must be pre-approved by TSRI in writing; however, TSRI shall be obligated to approve such self-insurance if Licensee has and continues to maintain minimum cash reserves covering such self-insurance or minimum book equity, in either case in the amount of One Hundred Million Dollars ($100,000,000), which Licensee sufficiently demonstrates to TSRI in writing. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

*** Confidential material redacted and filed separately with the Commission.

9.2.2                     In addition, Licensee waives (and shall ensure that Licensee’s insurance policy(ies) provide for the insurance carrier’s waiver of) any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this paragraph in favor of TSRI and Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Sublicensees or TSRI. Upon TSRI’s request, Licensee shall deliver to TSRI copies of insurance certificates or binders and such waiver of subrogation evidencing Licensee’s compliance with this Section 9.2.2. Licensee shall provide TSRI with written notice at least fifteen (15) days prior to the cancellation, non renewal or material adverse change in such insurance described in Section 9.2.1, provided that if Licensee itself becomes aware of any such cancellation, non renewal or material adverse change less than fifteen (15) days before such cancellation, non renewal or material adverse change becomes effective, then Licensee shall provide TSRI with written notice as promptly as practicable after Licensee becomes aware of same. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period (or within fifteen (15) days after becoming aware of such cancellation, non renewal or material adverse change, as applicable), TSRI shall have the right to terminate this Agreement pursuant to Section 12.3(f).

9.2.3                     Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product is being commercially distributed or sold by Licensee or by a Sublicensee, Affiliate or agent of Licensee; and (b) a reasonable period after the period referred to in Section 9.2.3(a) above, which in no event shall be less than five (5) years. For the avoidance of doubt, Licensee shall not be obligated to maintain its clinical trial insurance policy after such time as no clinical trial of any Licensed Product is being conducted.

9.3                               ***

10.                               Limited Warranty.

10.1                        Limited Warranty. TSRI hereby represents and warrants that, as of the Effective Date:

(a)                                 it has full right and power to enter into this Agreement;

(b)                                 this Agreement does not conflict with any other agreement to which TSRI is a party (other than any such license, option or other right that has expired unexercised, or has been waived in writing such that TSRI is free to grant Licensee the license and rights it purports to grant under this Agreement);

(c)                                  subject to the rights of the U.S. Government as described in this Agreement, to its actual knowledge, TSRI is the sole owner of all right, title and interest in and to the Licensed Patent Rights, and TSRI has not granted to any third party any license, option or other rights with respect to the Licensed Patent Rights (other than any such license, option or other right that has expired unexercised, or has been waived in writing such that TSRI is free to grant Licensee the license and rights it purports to grant under this Agreement). ***

(d)                                 ***

(e)                                  ***

Licensee hereby represents and warrants that, as of the Effective Date, it has full right and power to enter into this Agreement.

10.2                        Disclaimer. EXCEPT AS PROVIDED IN SECTION 10.1, TSRI MAKES NO OTHER WARRANTIES CONCERNING LICENSED PATENT RIGHTS, LICENSED MATERIALS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSED PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT OR LICENSED MATERIAL WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY LICENSED PATENT RIGHTS OR LICENSED MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE LICENSED PATENT RIGHTS OR LICENSED MATERIALS ARE SUITABLE FOR LICENSEE’S PURPOSES.

10.3                        Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, EXCEPT FOR LIABILITY FOR BREACH BY SUCH PARTY OF ANY OF THE CONFIDENTIALITY PROVISIONS IN SECTION 11 AND EXCEPT FOR LICENSEE’S INDEMNITY UNDER SECTION 9.1. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS BECAUSE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

11.                               Confidentiality and Publication.

11.1                        Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after expiration or termination of this Agreement, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall (i) promptly send a copy of the order or notice to the other party not later than ten (10) days before the proposed disclosure or such shorter period of time as may be reasonably practical under the circumstances; (ii) cooperate with the other party if the other party wishes to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the order or notice; and (iv) use reasonable efforts to seek confidential treatment (i.e., filing “under seal”) for that disclosure. In addition, a party may disclose Confidential Information of the other party: (A) to its Affiliates and employees, to Sublicensees and potential Sublicensees (in the case of Licensee), provided, in each case, that any such Affiliate, employee, Sublicensee, or potential Sublicensee agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 11; and (B) to other third parties who are investors or potential investors in connection with due diligence or similar investigations or in confidential financing documents, provided that any such third party agrees in writing to be bound by reasonable terms of confidentiality and non-use, and provided, further, that Licensee shall not disclose any unpatented or unpublished compound structure or synthetic route within the scope of the Licensed Patent Rights unless such investor or potential investor agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those contained in this Section 11. In each of the cases described in clauses (A) and (B) above, the recipient of TSRI’s Confidential Information shall have no further right to disclose or distribute such Confidential Information to any person outside of recipient’s organization.

11.2                        Publications. Licensee agrees that TSRI shall have the right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, TSRI’s right to publish; provided, however, that TSRI shall, consistent with such policies, use reasonable efforts to identify and protect patentable subject matter disclosed in such publications prior to publication; and provided, further, that the foregoing shall not be construed to grant TSRI the right to publish or otherwise disclose any of Licensee’s Confidential Information.

*** Confidential material redacted and filed separately with the Commission.

11.3                        Publicity. Except as otherwise required by any applicable law, rule or regulation (including, without limitation, rules of the U.S. Securities and Exchange Commission and rules of any stock exchange upon which Licensee’s securities may be listed), no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3.

12.                               Term and Termination.

12.1                        Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the licenses granted hereunder, shall terminate at such time as no further royalties are due to TSRI hereunder as provided in Section 3.8 hereof.

12.2                        Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

12.3                        Termination by TSRI. TSRI may terminate this Agreement as follows:

(a)                                 If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest pursuant to Section 14.2) within thirty (30) days after the date of notice in writing of such non-payment by TSRI;

(b)                                 As provided in Section 6.2;

(c)                                  Upon written notice to Licensee in the event of the filing of bankruptcy by Licensee, or the appointment of a receiver of any of Licensee’s assets, or the making by Licensee of any assignment for the benefit of creditors, or the filing by any third party of any involuntary bankruptcy proceedings against Licensee that is not dismissed within sixty (60) days;

(d)                                 If Licensee is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of Licensed Products or Licensed Biological Materials;

(e)                                  If an examination by TSRI’s accountant pursuant to Section 7 shows, for any calendar year, an underreporting or underpayment by Licensee of *** (the “Threshold Amount”) or more, and a subsequent audit shows a similar underreporting or underpayment by Licensee of the Threshold Amount or more; or

(f)                                   Except as provided in subparagraphs (a) — (e) above, if Licensee materially breaches any provision of this Agreement and such breach has not been remedied within forty-five (45) days after the date of notice in writing of such breach by TSRI.

12.4                        Termination by Licensee. Licensee may terminate this Agreement by giving ninety (90) days’ advance written notice of termination to TSRI.

12.5                        Rights Upon Expiration. Upon expiration (but not earlier termination) of this Agreement, the licenses granted to Licensee hereunder shall survive on a fully paid, royalty free, irrevocable, perpetual basis. Except as provided in the preceding sentence, neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date, other than the obligation of Licensee to make any and all reports and payments due under Section(s) 3 and/or 4 with respect to events that occurred prior to such expiration in accordance with Sections 6.3, 6.4, 6.5 and 6.6, and to reimburse Patent Costs accrued prior to expiration in accordance with Section 8.3. Notwithstanding the above, Sections 2.5, 2.6, 2.7, 7, 9.1, 9.2, 10.2, 10.3, 11, 12, 13 and 14 shall also survive the expiration of this Agreement.

12.6                        Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, all licenses granted hereunder shall terminate and revert to TSRI, except as expressly provided in Section 12.7 of this Agreement with respect to work in progress. Each sublicense granted hereunder that was in effect immediately prior to such termination will survive such termination, with TSRI as the Sublicensee’s direct licensor, provided that:

(a)                                      such Sublicensee is not the cause of such breach and is not itself in default of its sublicense or this Agreement;

(b)                                      such Sublicensee pays to TSRI any and all unpaid amounts (including but not limited to royalties, milestones, payments on Sublicense Revenues, Patent Costs) owed by Licensee under this Agreement that were past-due at the time of termination within 30 days after receipt of an itemized (by type of payment) written invoice from TSRI. However, TSRI agrees that, if more than one sublicense survives termination as described herein, then TSRI shall not have the right to recover more than 100% of any particular past-due amount from all such Sublicensees in the aggregate — e.g., if TSRI invoices one Sublicensee for, and such Sublicensee pays, all past-due Patent Costs, no other Sublicensee will be liable to TSRI for any such past-due Patent Costs; and

(c)                                       such Sublicensee’s payment obligations with respect to its surviving license to the Licensed Patent Rights and Licensed Materials shall be those set forth in this Agreement (and not those set forth in the sublicense agreement between such Sublicensee and Licensee); and

(d)                                      such Sublicensee delivers to TSRI within 60 days after termination of this Agreement an executed license agreement with TSRI in the form of, and on the terms and conditions set forth in, this Agreement (“New License Agreement”), which shall also contain provisions that: (i) such Sublicensee’s surviving sublicense shall be subordinate to, and comply in all respects with, the applicable provisions of the New License Agreement; (ii) TSRI shall have no liability to such Sublicensee for any actual or alleged breach of such sublicense agreement by the entity that granted such Sublicensee its sublicense (i.e., Licensee or another Sublicensee, as applicable); and (iii) TSRI shall not have any obligations to such Sublicensee other than TSRI’s obligations to such Sublicensee as set forth in the New License Agreement; and

(e)                                in no event shall TSRI be obliged to accept provisions in the New License Agreement (i) unless such provisions correspond to rights granted by Licensee or the applicable sublicensor in conformance with this Agreement, and such provisions are not in conflict with the rights, duties and obligations accruing to Licensee under this Agreement; or (ii) where such provisions are inconsistent with the legal obligations under any other sublicense agreement granted by Licensee or the applicable sublicensor, or by applicable federal, state or local statute or regulation.

This Section 12.6 must be included or specifically referenced in a sublicense agreement in order for the applicable Sublicensee’ s sublicense to survive termination of this Agreement.

Upon any such termination, Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Licensed Patent Rights or any Licensed Materials; provided, however, that Licensee shall not be obligated to provide TSRI with proprietary information which Licensee can show that it independently developed or with any Confidential Information of Licensee. Any such termination shall not relieve either party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and all reports and payments due under Section(s) 3 and/or 4 with respect to events that occurred prior to such termination or as provided in Section 12.7, in each case in accordance with Sections 6.3, 6.4, 6.5 and 6.6, and to reimburse Patent Costs accrued prior to termination in accordance with Section 8.3. Notwithstanding the above, Sections 2.5, 2.6, 2.7, 7, 9.1, 9.2, 10.2, 10.3, 11, 12, 13 and 14 shall also survive the termination of this Agreement.

12.7                        Work in Progress. Upon any early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work in progress and to sell any completed inventory of Licensed Products covered by such license which remain on hand as of the date of the termination, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to such subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

12.8                        Final Royalty Report. Upon termination or expiration of this Agreement, Licensee shall submit a final report to TSRI, and any payments due TSRI and unreimbursed patent expenses invoiced by TSRI shall become immediately payable.

13.                               Assignment; Successors.

13.1                        Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Licensee without TSRI’s prior written consent are void, except that: (a) either party may assign this Agreement or rights granted hereunder without the other party’s prior written consent to an Affiliate of the assigning party; and (b) Licensee may assign this Agreement and its rights and obligations hereunder without TSRI’s consent in connection with the transfer or sale of all or substantially all of Licensee’s business to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise, provided that the successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI concurrently with the consummation of such transfer or assignment, and provided that Licensee sufficiently demonstrates to TSRI that the third party successor’s or assignee’s cash on hand and other assets are at least as great as those of Licensee at the time of such assignment.

13.2                        Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee. Any such successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI as a condition to TSRI’s agreement to consent to any such assignment.

14.                                    General Provisions.

14.1                        Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2                        Late Payments. Late payments of any and all payments due hereunder shall be subject to a charge of one percent (1%) per month, or, if lower, the maximum legally permissible interest rate.

14.3                        Governmental Approvals and Marketing of Licensed Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product, at Licensee’s expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Products.

14.4                        Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

14.5                        No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the marketing, advertising, promotion, or, subject to Section 14.4, the distribution or sale, of Licensed Products is expressly prohibited.

14.6                        U.S. Manufacture. To the extent required, Licensee agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I).

14.7                        Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall ensure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

14.8                        Use of Biological Materials. Licensee agrees that its use of any biological Licensed Materials shall comply with all applicable statutes, regulations, and guidelines. Licensee agrees not to use any biological Licensed Materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR 50 and 45 CFR 46. Licensee agrees not to use any biological Licensed Materials for research involving human subjects or clinical trials outside of the United States without complying with the applicable regulations of the appropriate national control authorities.

14.9                        Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be referred to the Chief Executive Officer of Licensee and a designated official of TSRI with authority to resolve such dispute, for resolution. Such individuals shall meet to discuss such controversy or claim within twenty (20) days after the request of either party and shall work in good faith to resolve such controversy or claim within thirty (30) days thereafter. In the event the two individuals referred to in the preceding sentence are unable to resolve such dispute prior to the end of such 30 day period, then, upon the written request of either party to the other party, the dispute shall be shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below; provided, however, that any Challenge and any controversy or claim relating solely to the construction of the claims of the Licensed Patent Rights or the infringement of the Licensed Patent Rights shall be determined solely by a court or other government body of competent jurisdiction. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

14.9.1 Location. The location of the arbitration shall be in the County of San Diego. TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the American Arbitration Association arbitration panel selected by the parties and located in San Diego County, California for any claim or controversy arising under this Agreement (excluding any Challenges), and waive any right to contest or otherwise object to such jurisdiction or venue. TSRI and Licensee further irrevocably submit to the exclusive jurisdiction and venue of the federal courts located in San Diego County for any Challenges (other than Challenges which are subject to the exclusive jurisdiction of the U.S. Patent and Trademark Office and/or Board of Patent Appeals and Interferences) with respect to any U.S. Licensed Patent Rights and any controversy or claim relating solely to the construction of the claims of any U.S. Licensed Patent Rights or the infringement of any U.S. Licensed Patent Rights, and waive any right to contest or otherwise object to such jurisdiction or venue.

14.9.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator, and all arbitrators must have at least ten (10) years experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

14.9.3 Discovery. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

14.9.4 Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

14.9.5 Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, subject to the limitations of liability set forth in Section 10.3. The decision of any two of the three arbitrators appointed shall be binding upon the parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm.

14.9.6 Expenses. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

14.9.7 Confidentiality. Except as set forth below, and as necessary to obtain or enforce a judgment upon any arbitration award, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, a party may make such disclosures as are required by applicable securities laws or rules or, if such party is publicly traded, regulations of any stock exchange upon which securities are traded or listed, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.

14.10                 Entire Agreement; Modification. This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written, between the parties, including, without limitation, the Option Agreement and the MTA, which shall be of no further force or effect, but excluding the Assignment Agreement between TSRI and Licensee. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

14.11                 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts or choice of laws principles thereof.

14.12                 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.13                 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

14.14                 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.15                 Name. Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee or Sublicensee (to the extent of such assignment or sublicense).

14.16                 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by facsimile machine, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For TSRI:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attention: Vice President, Business Development
Fax No.: (858) 784 9910

with a copy to:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: Chief Business Counsel
Fax No.: (858) 784 9399

For Licensee:	Receptor Pharmaceuticals, Inc.
289 Arundel Road
San Carlos, CA 94070
Attention: Keith Lenden
Fax No.: (614) 388-3344

Notices shall be deemed delivered upon the earlier of (a) when received; (b) three (3) days after deposit into the U.S. mail; (c) the date notice is sent via telefax, telex or cable; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

14.17                 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		RECEPTOR PHARMACEUTICALS, INC.

By:	/s/ W. Mark Crowell	By:	/s/ Keith F. Lenden
Name:	W. Mark Crowell	Name:	Keith F. Lenden
Title:	Vice President, Business Development	Title:	President
Date:	21 April 2009	Date:	4/22/2009

EXHIBIT A

LICENSED MATERIALS

Chemical Materials

[*** - two pages]

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT B

LICENSED PATENT RIGHTS

[*** - one page]

EXHIBIT C

LICENSEE’S STANDARD STOCK ISSUANCE AGREEMENT

RECEPTOS, INC.

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the “Agreement”) is made as of May 15, 2009 by and between Receptos, Inc., a Delaware corporation (formerly known as Receptor Pharmaceuticals, Inc.) (the “Company”), and The Scripps Research Institute, a California nonprofit public benefit corporation (the “Purchaser”).

In consideration of the mutual covenants and representations set forth below, the Company and Purchaser agree as follows:

1.                                      Purchase and Sale of the Shares. In consideration for Purchaser granting the licenses to the Company pursuant to that certain License Agreement April 21, 2009 (“License Agreement”), and subject to the terms and conditions of this Agreement, the Company agrees to sell to Purchaser and Purchaser agrees to purchase from the Company on the Closing (as defined below) 134,479 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”).

2.                                      Closing. The purchase and sale of the Shares shall occur at a closing (the “Closing”) to be held on the date first set forth above, or at any other time mutually agreed upon by the Company and Purchaser. The Closing will take place at the principal office of the Company or at such other place as shall be designated by the Company. At the Closing, the Company will issue, and deliver to Purchaser within five (5) business days after the Initial Issuance Date (as defined in the License Agreement), a stock certificate, registered in the name of Purchaser, reflecting the Shares.  Upon the Closing, the parties agree that the Shares shall be deemed fully paid and non-assessable.

3.                                      Restrictions on Transfer.

A.                                    Purchaser hereby makes the investment representations listed on Exhibit A to the Company as of the date of this Agreement and as of the date of the Closing, and agrees that such representations are incorporated into this Agreement by this reference, such that the Company may rely on them in issuing the Shares. Purchaser understands and agrees that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A RIGHT OF FIRST REFUSAL AND A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING AS SET FORTH IN THE COMMON STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS, RIGHT OF FIRST REFUSAL AND LOCK-UP PERIOD ARE BINDING ON TRANSFEREES OF THESE SHARES.

B.                                    Stop-Transfer Notices. Purchaser agrees that to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

C.                                    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred if such transfer violates any of the provisions of this Agreement.

D.                                    Lock-Up Period. Purchaser hereby agrees that Purchaser shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Shares or other securities of the Company, nor shall Purchaser enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company, during the period from the filing of the first registration statement of the Company filed under the Securities Act of 1933, as amended (the “Securities Act”), that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of such registration statement (or such other period as may be reasonably requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).  Purchaser further agrees, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard reasonable form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter.  The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of any such restriction period.

E.                                     Restricted Shares. No Shares purchased pursuant to this Agreement, nor any beneficial interest in such Shares, shall be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by Purchaser or any subsequent transferee, other than in compliance with the Company’s right of first refusal provisions contained in Section 4 of this Agreement.

4.                                      Company’s Right of First Refusal. Before any Shares acquired by Purchaser pursuant to this Agreement (or any beneficial interest in such Shares) may be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by Purchaser or any subsequent transferee (each a “Holder”), such Holder must first offer such Shares or beneficial interest to the Company and/or its assignee(s) as follows:

A.                                    Notice of Proposed Transfer. The Holder shall deliver to the Company a written notice stating: (i) the Holder’s bona fide intention to sell or otherwise transfer the Shares; (ii) the name of each proposed transferee; (iii) the number of Shares to be transferred to each proposed transferee; (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares; and (v) that by delivering the notice, the Holder offers all such Shares to the Company and/or its assignee(s) pursuant to this section and on the same terms described in the notice.

B.                                    Exercise of Right of First Refusal. At any time within 30 days after receipt of the Holder’s notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the proposed transferees, at the purchase price determined in accordance with Section 4.0.

C.                                    Purchase Price. The purchase price for the Shares purchased by the Company and/or its assignee(s) under this section shall be the price listed in the Holder’s notice. If the price listed in the Holder’s notice includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith after consultation with Purchaser with respect to such value.

D.                                    Payment. Payment of the purchase price shall be made to Purchaser by the Company and/or its assignee(s) in cash (by check) within 30 days after receipt by the Company of the Holder’s notice (or at such later date as is called for by such notice).

E.                                     Holder’s Right to Transfer. If all of the Shares proposed in the notice to be transferred to a given proposed transferee are not purchased by the Company and/or its assignee(s) as provided in this section, then the Holder has the right to sell or otherwise transfer such Shares to that proposed transferee; provided that: (i) the transfer is made only on the terms provided for in the notice, with the exception of the purchase price, which may be either the price listed in the notice or any higher price; (ii) such transfer is consummated within 90 days after the date the notice is delivered to the Company; (iii) the transfer is effected in accordance with any applicable securities laws, and if requested by the Company, the Holder shall have delivered an opinion of counsel reasonably acceptable to the Company to that effect; and (iv) the proposed transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this section, and there shall be no further transfer of such Shares except in accordance with the terms of this section. If any Shares described in a notice are not transferred to the proposed transferee within the period provided above, then before any such Shares may be transferred, a new notice shall be given to the Company, and the Company and/or its assignees shall again be offered the right of first refusal described in this section.

F.                                      Exception for Certain Transfers.  Notwithstanding anything to the contrary contained elsewhere in this Section, the transfer of any or all of the Shares by Holder to (i) a partner, retired partner or affiliated fund of such Holder which is a partnership, (ii) a member or former member or affiliated fund of such Holder which is a limited liability company, or (iii) a family member or trust for the benefit of such individual Holder, shall be exempt from the provisions of this Section; provided that, in each such case, the transferee(s) shall agree in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this Section, and there shall be no further transfer of such Shares except in accordance with the terms of this Section.

G.                                    Termination of Right of First Refusal. The right of first refusal contained in this section shall terminate as to all Shares purchased hereunder upon the earlier of: (i) the closing date of the first sale of common stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act, and (ii) the closing date of a change of control pursuant to which the holders of the outstanding voting securities of the Company receive securities of a class registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

H.                                   Right to Transfer to Investors. Notwithstanding anything to the contrary in this Section 4, Purchaser has the right to transfer a portion of Shares to the inventors of the Licensed Patent Rights (as defined in the License Agreement) which are the subject of the License Agreement (each such inventor, a “TSRI Transferee”). TSRI will notify the Company in writing of the name, address and number of Shares to be transferred to each proposed TSRI Transferee. Furthermore, as a condition to permitting each TSRI Transferee to receive his/her Shares as set forth above, each TSRI Transferee shall execute and deliver to the Company a Common Stock Purchase Agreement, in substantially the same form as this Agreement, pursuant to which each such TSRI Transferee shall agree to be bound by the terms and conditions hereof. The Company may prohibit the transfer to any TSRI Transferee who refuses to execute and deliver such Common Stock Purchase Agreement.

5.                                      Tax Consequences.  Purchaser has reviewed with Purchaser’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that Purchaser (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

6.                                      General Provisions.

A.                                    Choice of Law. This Agreement shall be governed by the internal substantive and procedural laws, but not the choice of law rules, of California.

B.                                    Integration. This Agreement, including all exhibits hereto, together with the License Agreement, represents the entire agreement between the parties with respect to the purchase of the Shares by Purchaser and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement including, but not limited to, any representations made during any interviews, relocation discussions or negotiations whether written or oral.

C.                                    Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate written confirmation), (iv) one business day after being deposited with an overnight courier service that has written confirmation of delivery, or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

D.                                    Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of this Agreement by operation of law. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon Purchaser and his or her heirs, executors, administrators, successors and assigns.

E.                                     Assignment; Transfers. Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by Purchaser without the prior written consent of the Company. Any attempt by Purchaser without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Except as set forth in this Agreement, any transfers in violation of any restriction upon transfer contained in any section of this Agreement shall be void, unless such restriction is waived in accordance with the terms of this Agreement.

F.                                      Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal or equitable remedy available to it.

G.                                    Purchaser Investment Representations and Further Documents. Purchaser agrees upon Company’s request to execute any further documents or instruments necessary or reasonably desirable in the view of the Company to carry out the purposes or intent of this Agreement, including (but not limited to) the applicable exhibits and attachments to this Agreement.

H.                                   Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

I.                                        Rights as Stockholder. Subject to the terms and conditions of this Agreement, Purchaser shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Purchaser delivers an executed copy of this Agreement (including the applicable exhibits and attachments to this Agreement) and has entered into the License Agreement, and until such time as Purchaser disposes of the Shares in accordance with this Agreement. Upon such transfer, Purchaser shall have no further rights as a holder of the Shares so purchased except (in the case of a transfer to the Company) the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and Purchaser shall forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

J.                                        Adjustment for Stock Split. All references to the number of Shares in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made after the date of this Agreement.

K.                                   Arbitration and Equitable Relief.

(1)                                 Arbitration. IN CONSIDERATION OF THE PROMISES IN THIS AGREEMENT, PURCHASER AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM THE PURCHASE OF SHARES UNDER THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1283.05 (THE “RULES”) AND PURSUANT TO CALIFORNIA LAW. DISPUTES REGARDING THE PURCHASE OF SHARES HEREUNDER WHICH PURCHASER AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ONLY WITH RESPECT TO THE PURCHASE OF SHARES HEREUNDER ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION.

(2)                                 Procedure. PURCHASER AGREES THAT ANY ARBITRATION REQUIRED HEREUNDER WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”).  THE LOCATION OF THE ARBITRATION SHALL BE IN THE COUNTY OF SAN DIEGO.  COMPANY AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE AMERICAN ARBITRATION ASSOCIATION ARBITRATION PANEL SELECTED BY THE PARTIES AND LOCATED IN SAN DIEGO COUNTY, CALIFORNIA FOR ANY CLAIM OR CONTROVERSY ARISING UNDER THIS AGREEMENT, AND WAIVE ANY RIGHT TO CONTEST OR OTHERWISE OBJECT TO SUCH JURISDICTION OR VENUE.  THE ARBITRATION SHALL BE CONDUCTED BY A PANEL OF THREE NEUTRAL ARBITRATORS WHO ARE INDEPENDENT AND DISINTERESTED WITH RESPECT TO THE PARTIES, THIS AGREEMENT, AND THE OUTCOME OF THE ARBITRATION.  EACH PARTY SHALL APPOINT ONE NEUTRAL ARBITRATOR, AND THESE TWO ARBITRATORS SO SELECTED BY THE PARTIES SHALL THEN SELECT THE THIRD ARBITRATOR, AND ALL ARBITRATORS MUST HAVE AT LEAST TEN (10) YEARS EXPERIENCE IN MEDIATING OR ARBITRATING CASES REGARDING THE SAME OR SUBSTANTIALLY SIMILAR SUBJECT MATTER AS THE DISPUTE BETWEEN THE COMPANY AND PURCHASER.  IF ONE PARTY HAS GIVEN WRITTEN NOTICE TO THE OTHER PARTY AS TO THE IDENTITY OF THE ARBITRATOR APPOINTED BY THE PARTY, AND THE PARTY THEREAFTER MAKES A WRITTEN DEMAND ON THE OTHER PARTY TO APPOINT ITS DESIGNATED ARBITRATOR WITHIN THE NEXT TEN DAYS, AND THE OTHER PARTY FAILS TO APPOINT ITS DESIGNATED ARBITRATOR WITHIN TEN DAYS AFTER RECEIVING SUCH WRITTEN DEMAND, THEN THE ARBITRATOR WHO HAS ALREADY BEEN DESIGNATED SHALL APPOINT THE OTHER TWO ARBITRATORS.

PURCHASER AGREES THAT THE ARBITRATORS SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. PURCHASER ALSO AGREES THAT THE ARBITRATORS SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS’ FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. PURCHASER UNDERSTANDS THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATORS OR AAA EXCEPT THAT PURCHASER SHALL PAY THE FIRST $125.00 OF ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION PURCHASER INITIATES. PURCHASER AGREES THAT

THE ARBITRATORS SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE RULES AND THAT TO THE EXTENT THAT THE AAA’S RULES FOR THE RESOLUTION OF DISPUTES CONFLICT WITH THE RULES, THE RULES SHALL TAKE PRECEDENCE. PURCHASER AND COMPANY AGREE THAT THE DECISION OF THE ARBITRATORS SHALL BE IN WRITING AND BE BINDING ON THE PARTIES AND ENFORCEABLE IN ANY COURT HAVING JURISDICTION THEREOF.

(3)                                 Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN PURCHASER AND THE COMPANY REGARDING THE PURCHASE OF SHARES HEREUNDER. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER PURCHASER NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS WITH RESPECT TO THE PURCHASE OF SHARES HEREUNDER.

(4)                                 Availability of Injunctive Relief. BOTH PARTIES AGREE THAT ANY PARTY MAY PETITION A COURT FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF AS PERMITTED BY THE RULES INCLUDING, BUT NOT LIMITED TO, WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF ANY CONFIDENTIAL INFORMATION OR INVENTION ASSIGNMENT AGREEMENT BETWEEN PURCHASER AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, NONSOLICITATION OR LABOR CODE §2870. BOTH PARTIES UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT MAY CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES MAY NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY HAVE THE RIGHT TO SEEK THE ISSUANCE OF AN INJUNCTION OR OTHER EQUITABLE RELIEF. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE OR OTHER EQUITABLE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES.

(5)                                 Administrative Relief. PURCHASER UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT PURCHASER FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE PURCHASER FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM REGARDING THE PURCHASE OF SHARES HEREUNDER.

(6)                                 Voluntary Nature of Agreement. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER HAS CAREFULLY READ THIS AGREEMENT AND THAT PURCHASER HAS ASKED ANY QUESTIONS NEEDED FOR PURCHASER TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTANDS IT. COMPANY AND PURCHASER ACKNOWLEDGE AND AGREE THAT EACH PARTY IS WAIVING ITS RESPECTIVE RIGHT TO A JURY TRIAL WITH RESPECT TO THE PURCHASE OF SHARES HEREUNDER. FINALLY, PURCHASER AGREES THAT PURCHASER HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF PURCHASER’S CHOICE BEFORE SIGNING THIS AGREEMENT.

L.                                     Reliance on Counsel and Advisors. Purchaser acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only the Company in this transaction. Purchaser acknowledges that it has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with its own legal counsel, tax advisors and other advisors. Purchaser is relying solely on its own counsel and advisors and not on any statements or representations of the Company or its agents (except as provided in the License Agreement) for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.

M.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.

(signature page follows)

The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement.  Both parties agree to notify the other party of any change in its respective address below.

THE SCRIPPS RESEARCH INSTITUTE		RECEPTOS, INC.

By	/s/ W. Mark Crowell	By
Its:	VP, Business Development	Its:

10550 North Torrey Pines Road, TPC-9		10835 Road to the Cure, Suite 205
La Jolla, CA 92037		San Diego, CA 92121

EXHIBIT A

INVESTMENT REPRESENTATION STATEMENT

PURCHASER	:	The Scripps Research Institute

COMPANY	:	Receptos, Inc.

SECURITY	:	Common Stock

AMOUNT	:	134,479 shares

DATE	:	May 15, 2009

In connection with the purchase of the above-listed shares, I, the undersigned purchaser, represent to the Company as follows:

1.                                      The Company may rely on these representations. I understand that the Company’s sale of the shares to me has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), because the Company believes, relying in part on my representations in this document, that an exemption from such registration requirement is available for such sale. I understand that the availability of this exemption depends upon the representations I am making to the Company in this document being true and correct.

2.                                      I am purchasing for investment. I am purchasing the shares solely for investment purposes, and not for further distribution. My entire legal and beneficial ownership interest in the shares is being purchased and shall be held solely for my account, except to the extent I intend to hold the shares jointly with my spouse. I am not a party to, and do not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the shares. My investment intent is not limited to my present intention to hold the shares for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the shares, or for any other fixed period in the future.

3.                                      I can protect my own interests. I can properly evaluate the merits and risks of an investment in the shares and can protect my own interests in this regard, whether by reason of my own business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with the Company with whom I have consulted, or my preexisting business or personal relationship with the Company or any of its officers, directors or controlling persons.

4.                                      I am informed about the Company. I am sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the shares. I have had opportunity to discuss the plans, operations and financial condition of the Company with its officers, directors or controlling persons, and have received all information I deem appropriate for assessing the risk of an investment in the shares.

5.                                      I recognize my economic risk. I realize that the purchase of the shares involves a high degree of risk, and that the Company’s future prospects are uncertain. I am able to hold the shares indefinitely if required, and am able to bear the loss of my entire investment in the shares.

6.                                      I know that the shares are restricted securities. I understand that the shares are “restricted securities” in that the Company’s sale of the shares to me has not been registered under the Securities Act in reliance upon an exemption for non-public offerings. In this regard, I also understand and agree that:

A.                                    I must hold the shares indefinitely, unless any subsequent proposed resale by me is registered under the Securities Act, or unless an exemption from registration is otherwise available (such as Rule 144);

B.                                    the Company is under no obligation to register any subsequent proposed resale of the shares by me; and

C.                                    the certificate evidencing the shares will be imprinted with a legend which prohibits the transfer of the shares unless such transfer is registered or such registration is not required in the opinion of counsel for the Company.

7.                                      I am familiar with Rule 144. I am familiar with Rule 144 adopted under the Securities Act, which in some circumstances permits limited public resales of “restricted securities” like the shares acquired from an issuer in a non-public offering. I understand that my ability to sell the shares under Rule 144 in the future is uncertain, and will depend upon, among other things: (i) the availability of certain current public information about the Company; (ii) the resale occurring more than one year after my purchase and full payment (within the meaning of Rule 144) for the shares; and (iii) if I am an affiliate of the Company, or a non-affiliate who has held the shares less than two years after my purchase and full payment: (A) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker, as said term is defined under the Securities Exchange Act of 1934, as amended, (B) the amount of shares being sold during any three-month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable.

8.                                      I know that Rule 144 may never be available. I understand that the requirements of Rule 144 may never be met, and that the shares may never be saleable. I further understand that at the time I wish to sell the shares, there may be no public market for the Company’s stock upon which to make such a sale, or the current public information requirements of Rule 144 may not be satisfied, either of which would preclude me from selling the shares under Rule 144 even if the one-year minimum holding period had been satisfied.

9.                                      I know that I am subject to further restrictions on resale. I understand that in the event Rule 144 is not available to me, any future proposed sale of any of the shares by me will not be possible without prior registration under the Securities Act, compliance with some other registration exemption (which may or may not be available), or each of the following: (i) my written notice to the Company containing detailed information regarding the proposed sale, (ii) my providing an opinion of my counsel to the effect that such sale will not require registration, and (iii) the Company notifying me in writing that its counsel concurs in such opinion. I understand that neither the Company nor its counsel is obligated to provide me with any such opinion. I understand that although Rule 144 is not exclusive, the Staff of the SEC has stated that persons proposing to sell private placement securities other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

10.                               I know that I may have tax liability due to the uncertain value of the shares. I understand that the Board of Directors believes its valuation of the shares represents a fair appraisal of their worth, but that it remains possible that, with the benefit of hindsight, the Internal Revenue Service may successfully assert that the value of the shares on the date of my purchase is substantially greater than the Board’s appraisal. I understand that any additional value ascribed to the shares by such an IRS determination will constitute ordinary income to me as of the purchase date, and that any additional taxes and interest due as a result will be my sole responsibility payable only by me, and that the Company need not and will not reimburse me for that tax liability. I understand that if such additional value represents more than 25% of my gross income for the year in which the value of the shares is taxable, the IRS will have 6 years from the due date for filing the return (or the actual filing date of the return if filed thereafter) within which to assess me the additional tax and interest due.

11.                               Residence. The address of my principal place of business or residence (as applicable) is set forth on the signature page below.

By signing below, I acknowledge my agreement with each of the statements contained in this Investment Representation Statement as of the date first set forth above, and my intent for the Company to rely on such statements in issuing the shares to me.

The Scripps Research Institute

By	/s/ W. Mark Crowell
Its:	VP, BUSINESS DEVELOPMENT

Address of Purchaser’s Principal Place of Business or Residence (as applicable):

10550 North Torrey Pines Road, TPC-9, La Jolla, CA 92037

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EXHIBIT D

LICENSEE’S COMMERCIAL DEVELOPMENT PLAN

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EXHIBIT E

BENCHMARKS

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*** Confidential material redacted and filed separately with the Commission.

EXHIBIT F

IDENTIFIED COMPOUNDS

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